UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 30, 2015

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

351 EAST EVELYN AVENUE

MOUNTAIN VIEW, CA 94041

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 30, 2015, the Board of Directors of VIVUS, Inc., or the Company, appointed Johann Noor Mohamed, the Company’s Vice President and Corporate Controller, to serve as the Company’s interim Chief Financial Officer and interim Chief Accounting Officer effective October 1, 2015.

Mr. Noor Mohamed, age 43, served as the Company’s Vice President and Corporate Controller from June 2015 to September 2015, as the Company’s Corporate Controller from January 2014 to May 2015 and as the Company’s Assistant Controller from October 2012 to December 2013.  Prior to his employment with the Company, Mr. Noor Mohamed was the Global Controller at Molecular Devices, LLC, a supplier of high-performance bioanalytical measurement systems, from July 2011 to September 2012.  Prior to this, Mr. Noor Mohamed was the Director of Finance at Actel Corporation, now Microsemi Corporation, a provider of semiconductor solutions, from June 2006 to July 2011. Mr. Noor Mohamed began his career with Ernst & Young, a public accounting firm, where he earned his license as a certified public accountant.  Mr. Noor Mohamed received his accounting qualification from the Association of Chartered Certified Accountants, Glasgow, United Kingdom and holds a Master of Business Administration degree from Babson College, Wellesley, MA.

No new compensatory or severance arrangements were entered into in connection with Mr. Noor Mohamed’s appointment as the Company’s interim Chief Financial Officer and interim Chief Accounting Officer.  There are no family relationships between Mr. Noor Mohamed and any previous or current officers or directors of the Company, and there are no related party transactions reportable under Item 404(a) of Regulation S-K.

In addition, on September 30, 2015, the Board of Directors of the Company appointed Mark K. Oki to serve as the Company’s Chief Financial Officer and Chief Accounting Officer effective October 19, 2015. Mr. Noor Mohamed has agreed to resign from the position of interim Chief Financial Officer and interim Chief Accounting Officer and resume his service as the Company’s Vice President and Corporate Controller, as of the effective date of Mr. Oki’s appointment as the Company’s Chief Financial Officer and Chief Accounting Officer.

Mr. Oki, age 46, joined Alexza Pharmaceuticals, Inc., a publicly traded pharmaceutical company, in 2006 and served as Senior Vice President, Finance and Chief Financial Officer from July 2012 to October 2015, as Principal Accounting Officer from May 2010 to October 2015, as Principal Financial Officer and Secretary from December 2011 to October 2015, as Vice President, Finance and Controller from February 2010 to July 2012 and as Controller from April 2006 to February 2010. From June 2001 to April 2006, he served as the Controller of Pharmacyclics, Inc., a publicly traded development stage pharmaceutical company. From 1998 to 2001, Mr. Oki held several positions at Incyte Genomics, Inc., now Incyte Corporation, a publicly traded company, including most recently as Assistant Controller. From 1992 to 1997, he held several positions at Deloitte & Touche LLP, a public accounting firm. Mr. Oki received a B.S. in Business Administration with a concentration in Accounting from San Jose State University.

Mr. Oki’s annual base salary will be $350,000, and he will be eligible to participate in the Company’s Annual Bonus Plan with a bonus potential of up to 40% of his annual base salary. In addition, the Company will recommend at the first regular meeting of the Board of Directors following his start date for Mr. Oki to receive a stock option to purchase 225,000 shares of the Company’s Common Stock at a price per share equal to the fair market value as determined by the closing price of the Company’s Common Stock on the date of grant.  The stock option will vest over a four year period, with 25% vesting after 12 months of employment and the remaining shares vesting monthly thereafter. Mr. Oki will receive a $30,000 sign on bonus to be paid in the first regular payroll following 90 days of active employment with the Company; if he terminates his employment for any reason or if he is terminated for cause within one year of his hire date, he has agreed to reimburse the Company for the amount of the sign on bonus. Upon joining the Company, Mr. Oki will be eligible to enter into a Second Amended and Restated Change of Control and Severance Agreement, on substantially the same terms as the Second Amended and Restated Change of Control and Severance Agreements entered into with our named executive officers other than Mr. Fischer and Dr. Day.

There are no family relationships between Mr. Oki and any previous or current officers or directors of the Company, and there are no related party transactions reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

/s/ John L. Slebir
John L. Slebir
Senior Vice President, Business Development and General Counsel

Date:  October 5, 2015